Exhibit 99.1

AMERICREDIT REPORTS FIRST QUARTER OPERATING RESULTS

• 1st Quarter earnings of $62 million, $0.49 per share

• Credit results showed primarily seasonal deterioration

• Originations totaled $2.38 billion for the quarter

• FY08 earnings guidance updated

FORT WORTH, TEXAS October 24, 2007 – AMERICREDIT CORP. (NYSE: ACF) today announced net income of $62 million, or $0.49 per share, for its fiscal first quarter ended September 30, 2007. AmeriCredit reported net income of $74 million, or $0.54 per share, for the same period a year earlier. Operating results include Long Beach Acceptance Corp. since its acquisition on January 1, 2007.

Automobile loan purchases increased to $2.38 billion for the first quarter of fiscal year 2008, compared to $1.68 billion for the same quarter last fiscal year. Managed receivables totaled $16.40 billion at September 30, 2007, compared to $12.33 billion at September 30, 2006.

Annualized net charge-offs were 5.4% of average managed receivables for both the September 2007 and September 2006 quarters.

Managed receivables 31-to-60 days delinquent were 5.5% of the portfolio at September 30, 2007, compared to 6.0% at September 30, 2006. Accounts more than 60 days delinquent were 2.6% of the portfolio compared to 2.5% a year ago.

“While we saw normal seasonal credit deterioration during the September quarter, we also experienced weaker than expected results primarily from loans originated in 2006. As a result of this underperformance and a potentially softer economy in the near term, we have boosted the provision for loan losses for the quarter, which reduced our net income,” said AmeriCredit President and Chief Executive Officer Dan Berce.

During the quarter, the Company repurchased $128 million of its common stock and has $172 million remaining under its board- approved stock repurchase plan. Shareholders’ equity was $2.01 billion at September 30, 2007, resulting in a book value of $17.61 per share and tangible book value of $15.78 per share.

“From a funding perspective, we were pleased with our execution in the capital markets. We have completed $3.5 billion in securitization transactions and obtained $2.0 billion in warehouse funding commitments since July 1, 2007. Our liquidity position remains solid with over $637 million in unrestricted cash at September 30, 2007,” said Chief Financial Officer Chris Choate.

Regulation FD

Pursuant to Regulation FD, the Company provides its expectations regarding future business trends to the public via a press release or 8-K filing. The Company anticipates some risks and uncertainties with its business.

The following net income and earnings per share forecasts and the related assumptions have been updated from guidance provided on August 8, 2007, to reflect changes in the Company’s current business outlook and the impact of stock repurchased through September 30, 2007.

Net income and EPS forecasts

	Revised Fiscal year ending June 30, 2008	Previous Fiscal year ending June 30, 2008
Net income ($ millions)	$295 - $320	$320 - $350
Earnings per share	$2.30 - $2.50	$2.50 - $2.75

The forecasts for fiscal year 2008 incorporate, but are not limited to, the following assumptions:

•	New loan origination volume of $9.0 to $9.5 billion;

•	Net interest margin of 10.5% to 11.0% of average receivables;

•	Operating expenses excluding leased vehicles depreciation of 2.5% to 2.7% of the portfolio;

•	Credit losses of between 4.5% and 5.0%; and

•	Provision for loan losses as a percent of average receivables of between 5.0% and 5.5%.

These forecasts do not include any future share repurchase activity.

AmeriCredit will host a conference call for analysts and investors today at 5:30 P.M. Eastern Time. For a live Internet broadcast of this conference call, please go to the Company’s Web site to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About AmeriCredit

AmeriCredit Corp. is a leading independent automobile finance company that provides financing solutions indirectly through auto dealers and directly to consumers in the United States and Canada. AmeriCredit has over one million customers and more than $16 billion in managed auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s annual report on Form 10-K for the year ended June 30, 2007. Such risks include – but are not limited to – variable economic conditions, adverse portfolio performance, volatile wholesale vehicle values, reliance on warehouse financing and capital markets, the ability to continue to securitize its loan portfolio, the continued availability of credit enhancement for its securitization transactions on acceptable terms, fluctuating interest rates, increased competition, regulatory changes, the high degree of risk associated with subprime borrowers, acquisition integration and exposure to litigation. These forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially.

AmeriCredit Corp.

Consolidated Income Statements

(Unaudited, Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended September 30,
	2007	2006
Revenue:
Finance charge income	$611,858	$484,357
Servicing income	376	7,459
Other income	40,440	31,805

	652,674	523,621

Costs and expenses:
Operating expenses	104,965	88,288
Leased vehicles depreciation	5,585	—
Provision for loan losses	244,645	173,905
Interest expense	211,261	143,471
Restructuring charges	(130)	309

	566,326	405,973

Income before income taxes	86,348	117,648
Income tax provision	24,529	43,412

Net income	$61,819	$74,236

Earnings per share:
Basic	$0.53	$0.59

Diluted	$0.49	$0.54

Weighted average shares	115,550,318	125,278,738

Weighted average shares and assumed incremental shares	128,111,826	139,718,283

Consolidated Balance Sheets

(Unaudited, Dollars in Thousands)

	September 30, 2007	June 30, 2007	September 30, 2006
Cash and cash equivalents	$637,070	$910,304	$840,767
Finance receivables, net	15,532,786	15,102,370	11,520,531
Restricted cash – securitization notes payable	994,813	1,014,353	1,350,602
Restricted cash – credit facilities	374,378	166,884	759,411
Credit enhancement assets	5,833	5,919	24,075
Property and equipment, net	58,717	58,572	55,509
Leased vehicles, net	169,701	33,968	—
Deferred income taxes	239,812	151,704	95,625
Goodwill	209,417	208,435	8,914
Other assets	205,696	158,511	243,481

Total assets	$18,428,223	$17,811,020	$14,898,915

Credit facilities	$2,212,780	$2,541,702	$1,971,095
Securitization notes payable	12,881,613	11,939,447	10,081,115
Senior notes	200,000	200,000	—
Convertible debt	750,000	750,000	750,000
Funding payable	70,438	87,474	196,089
Accrued taxes and expenses	265,435	199,059	166,506
Other liabilities	37,564	18,188	10,964

Total liabilities	16,417,830	15,735,870	13,175,769

Shareholders’ equity	2,010,393	2,075,150	1,723,146

Total liabilities and shareholders’ equity	$18,428,223	$17,811,020	$14,898,915

Consolidated Statements of Cash Flows

(Unaudited, Dollars in Thousands)

	Three Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net income	$61,819	$74,236
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,955	6,078
Accretion and amortization of fees	4,688	(7,487)
Provision for loan losses	244,645	173,905
Deferred income taxes	24,529	43,412
Stock-based compensation expense	7,032	3,886
Other	438	(3,343)
Changes in assets and liabilities:
Other assets	(39,057)	(35,822)
Accrued taxes and expenses	(40,810)	(38,528)

Net cash provided by operating activities	280,239	216,337

Cash flows from investing activities:
Purchase of receivables	(2,290,411)	(1,790,828)
Principal collections and recoveries on receivables	1,585,813	1,331,107
Distributions from gain on sale Trusts	173	76,017
Net purchases of property and equipment	(2,877)	(1,064)
Net purchases of leased vehicles	(131,713)	—
Net change in restricted cash and other	(196,244)	(1,104,797)

Net cash used by investing activities	(1,035,259)	(1,489,565)

Cash flows from financing activities:
Net change in credit facilities	(333,457)	(135,187)
Net change in securitization notes payable	940,327	1,561,410
Proceeds from issuance of convertible debt	—	497,376
Repurchase of common stock	(127,901)	(323,964)
Proceeds from issuance of common stock	10,199	14,020
Other net changes	(9,064)	(12,799)

Net cash provided by financing activities	480,104	1,600,856

Net (decrease) increase in cash and cash equivalents	(274,916)	327,628
Effect of Canadian exchange rate changes on cash and cash equivalents	1,682	(101)
Cash and cash equivalents at beginning of period	910,304	513,240

Cash and cash equivalents at end of period	$637,070	$840,767

Other Financial Data

(Unaudited, Dollars in Thousands)

	Three Months Ended September 30,
	2007	2006
Origination volume	$2,381,217	$1,683,969
Loans securitized	2,688,182	2,373,941

Average on-book receivables	$16,188,641	$11,953,970
Average gain on sale receivables	21,810	304,795

Average managed receivables	$16,210,451	$12,258,765

	September 30, 2007	June 30, 2007	September 30, 2006
On-book receivables	$16,377,528	$15,922,458	$12,218,713
Gain on sale receivables	19,844	24,091	107,314

Managed receivables	$16,397,372	$15,946,549	$12,326,027

	Three Months Ended September 30,
	2007	2006
Operating expenses	$104,965	$88,288

Annualized operating expenses as a percent of average managed receivables	2.6%	2.9%

Tax rate	28.4%	36.9%

	September 30, 2007	June 30, 2007	September 30, 2006
Loan delinquency:
On-book:
(% of ending on-book receivables)
31 - 60 days	5.5%	4.7%	6.0%
Greater than 60 days	2.6	2.1	2.5

Total	8.1%	6.8%	8.5%

Managed portfolio:
(% of ending managed receivables)
31- 60 days	5.5%	4.7%	6.0%
Greater than 60 days	2.6	2.1	2.5

Total	8.1%	6.8%	8.5%

	Three Months Ended September 30,
	2007	2006
Contracts receiving a payment deferral as an average quarterly percentage of average receivables outstanding:
On-book (% of average on-book receivables)	6.0%	6.3%

Managed portfolio (% of average managed receivables)	6.0%	6.3%

	Three Months Ended September 30,
	2007	2006
Net charge-offs:
On-book	$219,991	$161,864

Managed portfolio:	$220,013	$166,396

Annualized net charge-offs as a percent of average receivables:
On-book	5.4%	5.4%

Managed portfolio:	5.4%	5.4%

Annualized net recoveries as a percent of gross repossession charge-offs:
On-book	48.8%	48.8%

Managed portfolio:	48.8%	48.6%

	September 30, 2007	June 30, 2007	September 30, 2006
On-book receivables:
Principal	$16,377,528	$15,922,458	$12,218,713
Allowance for loan losses and nonaccretable acquisition fees	(844,742)	(820,088)	(698,182)

	$15,532,786	$15,102,370	$11,520,531

Allowance as a percentage of on-book receivables	5.2%	5.2%	5.7%

The Company’s net margin as reflected on the consolidated statements of income is as follows:

	Three Months Ended September 30,
	2007	2006
Finance charge income	$611,858	$484,357
Other income	40,440	31,805
Interest expense	(211,261)	(143,471)

Net margin	$441,037	$372,691

	Three Months Ended September 30,
	2007	2006
Finance charge income	15.0%	16.1%
Other income	1.0	1.1
Interest expense	(5.2)	(4.8)

Annualized net margin as a percent of average on-book receivables	10.8%	12.4%

The following table provides additional information for comparative purposes related to the Company’s acquisition of Long Beach Acceptance Corp. (“LBAC”) on January 1, 2007:

	Three Months Ended September 30, 2007
	Total Company Excluding LBAC	Total
Origination volume	$2,108,982	$2,381,217
Average managed receivables	$14,140,562	$16,210,451
Net charge-offs	$203,377	$220,013
Annualized net charge-offs as a percent of average receivables	5.7%	5.4%

Contracts receiving a payment deferral as an average quarterly percentage of average receivables outstanding	6.5%	6.0%

Net margin	$408,451	$441,037

Annualized net margin as a percent of average on-book receivables	11.5%	10.8%

	September 30, 2007
	Total Company Excluding LBAC	Total
Managed receivables	$14,302,421	$16,397,372
Loan delinquency:
(% of ending managed receivables)
31 - 60 days	6.0%	5.5%
Greater than 60 days	2.8	2.6

Total	8.8%	8.1%

Allowance as a percentage of on-book receivables	5.5%	5.2%

Contact:

Investor Relations	Media Relations
Caitlin DeYoung	John Hoffmann
(817) 302-7394	(817) 302-7627